Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 19, 2017, relating to the financial statements and financial highlights, which appears in Sentinel Group Funds, Inc.’s Annual Report on Form N-CSR for the year ended November 30, 2016. We also consent to the references to us under the headings "Financial Highlights", "Fund Services Arrangements" and "General Information" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 30, 2017